Exhibit 15.2

Consent of Jingtian & Gongcheng

To: Zhihu Inc.

Date: April 26, 2024

Dear Sir/Madam,

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors,” “Item 4.B—Business Overview—Regulation,” and “Item 4.C— Organizational Structure—Contractual Arrangements with the VIEs and Their Shareholders” in the Annual Report on Form 20-F of Zhihu Inc. (the “Company”) for the year ended December 31, 2023, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2024 and further consent to the incorporation by reference into the Company’s registration statement on Form S-8 (File No. 333-256178) that was filed on May 17, 2021, pertaining to the Company’s 2012 Incentive Compensation Plan, the Company’s registration statement on Form S-8 (File No. 333-265451) that was filed on June 7, 2022, pertaining to the Company’s 2022 Share Incentive Plan, and the Company’s registration statement on Form F-3 that was filed on August 8, 2022 (No. 333-264200). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2023.

Yours faithfully,
/s/ Jingtian & Gongcheng
Jingtian & Gongcheng